LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "**License Agreement**") is made and entered into as of this 11th day of August, 2010, by and between **LIBERTY ELECTRIC CARS USA LLC**, an Illinois limited liability company, (the "**Licensor**") and **LIBERTY ELECTRIC CAR, INC.**, a Nevada Company (the "**Licensee**").

RECITALS

WHEREAS, Licensor and Electric Car Company, a Delaware corporation ("**ELCR**") are parties to that certain Shareholder Agreement dated August 11, 2010 of Liberty Electric Car, Inc., a Nevada company ("**Shareholder Agreement**");

WHEREAS, Licensee and Imperial Coach Builders, Inc., a Missouri corporation, are parties to that certain Manufacturing Agreement dated August 11, 2010 ("**Manufacturing Agreement**");

WHEREAS, the Licensor and ELCR are desirous of developing, marketing, and converting gas vehicles to electric vehicles in the United States of America and have entered into a new venture as equal partners of Liberty Electric Car, Inc, a Nevada Company; and

WHEREAS, the Licensor wishes to license to Licensee on a non-transferrable basis certain Intellectual Property and Patents in accordance with the terms of this License Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Licensor and Licensee hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Shareholder Agreement. In the event of any conflict with respect to such terms, the definitions set forth in this License Agreement shall govern.

2. License/Confidentiality Agreement. Subject to the terms and provisions of this License Agreement, Licensor hereby grants and licenses to Licensee on a non-transferrable basis (the "**License**") the Patents and Intellectual Property listed and fully described on Exhibit A which exhibit is attached hereto and made a part hereof. Notwithstanding anything contained herein to the contrary, title and interest in and to the Patents and the Intellectual shall be and remain forever the sole and exclusive property of Licensor.

Licensee acknowledges that (i) the ownership and confidentiality of the Confidential Information (as defined below) is important and of significant value to Licensor and (ii) Licensee, its employees, agents, assignees, directors, shareholders, agree not to disclose any Confidential Information to third parties, competing businesses or otherwise used in an unauthorized manner.

"Confidential Information" means all trade secrets and other confidential and proprietary information involving the Patents and Intellectual Property listed on Exhibit "A", including trade secrets, current and future product offerings and designs, technical information, systems, know-how and any other secret or confidential matter relating to any aspect of the Patents and Intellectual Property listed on Exhibit "A". Licensee will not disclose any Confidential Information to third parties without the written consent of Licensor, which consent may be unreasonably withheld, delayed, or condition, at any time during the term of this License Agreement.

3. Term. The term of this License shall continue for as long as the Licensee operates the Business as set forth in the Shareholder Agreement, except that the License Agreement may terminate, at the option of the Licensor, upon fifteen (15) days written notice upon a Default (as defined below) by Licensee.

Upon the expiration of the term of this License Agreement, or on any earlier termination, Licensee shall no longer have any right or access to the Patents or Intellectual Property listed on Exhibit A. Upon the termination of this License Agreement, Licensee shall immediately deliver to Licensor all Confidential Information, and all materials and equipment of any nature pertaining to the Confidential Information, and any and all reproductions thereof. Upon the expiration of the term of the License Agreement, Licensee will not disclose, use or exploit any Confidential Information.

4. License Fee. Licensee shall pay Licensor a License Fee (i) in the amount of One Hundred and 00/100 Dollars ($100.00) per annum during the term of the License, and (ii) in the amount of Five Hundred and 00/100 Dollars ($500.00) for each vehicle Licensee converts from gas to electric (the "**License Fee**").

5. No Right to Encumber or Pledge. Licensee shall not, without the express written consent of Licensor, to be determined in Licensor's sole unfettered discretion, (i) assign or otherwise transfer, mortgage, pledge or encumber the Patents or Intellectual Property or any of its rights hereunder. Any attempted or purported transfer, assignment, mortgaging or encumbering of the Patents and/or Intellectual Property, or any part thereof, and any attempted or purported grants of a right to use of the Patents or Intellectual Property, in violation of the foregoing sentence shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee, sublessee, or occupant, or third party.

6. Assignment. Licensee shall not assign, transfer or sublet all or any portion of this License or the Patents or Intellectual Property without the prior written consent of Licensor, which consent may be withheld, delayed, or conditioned in Licensor's sole and absolute discretion.

7. Notices. No notice or other communications given under this License Agreement shall be effective unless the same is in writing, and is delivered in person, mailed by registered or certified mail, return receipt requested, first class, postage prepaid, facsimile, or delivered by national overnight courier service. Notices shall be in writing and shall be deemed properly

served: (a) two (2) business days after being deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage, or (b) one (1) business day after being deposited with a reputable overnight express carrier (e.g. Federal Express, Airborne, Express Mail, UPS) for guaranteed next business day delivery with a request that the addressee sign a receipt evidencing delivery, or (c) upon receipt if sent via facsimile with proof of transmission, or (d) upon receipt if personally delivered. Notices shall be addressed as follows:

Licensee:	Liberty Electric Car, Inc. Attention: Gary Spaniak, Sr. 1903 North Barnes Avenue Springfield, Illinois 65803 Facsimile: 417-866-6142
With a copy to:	Charles B. Pearlman, Esq. Pearlman & Pearlman LLC Counsel to Quintairos, Prieto, Wood & Boyer, P.A. One East Broward Boulevard, Suite 1400 Fort Lauderdale, FL 33301 Facsimile: 954-523-7009
Licensor:	Liberty Electric Cars USA LLC 1945 Beechnut Road Northbrook, Illinois 60062 Facsimile: 312-283-5005
With a copy to:	Law Offices of J. David Ballinger, P.C. 159 North Marion Street #219 Oak Park, Illinois 60301 Attn: J. David Ballinger Facsimile: 312-896-1590

Either party may change its address for notices by sending notice of its new address to the other party hereto in the manner set forth above. Any change of addresses furnished shall comply with the notice requirements of this Section.

8. Successors and Assigns. Subject to the provisions of Paragraph 6 above, this License shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. In no way shall this Paragraph 8 grant any additional rights of assignment or transfer of this License other than as set forth herein.

9. Indemnification. Licensee agrees to pay, and to protect, indemnify and save harmless Licensor and all beneficiaries, agents and employees of Licensor from and against any and all liabilities, losses, damages, costs, expenses (including all attorney's fees and expenses of

Licensor), causes of action, suits, claims, demands or judgments of any nature whatsoever (except those arising from the gross negligence or willful misconduct of Licensor, its agents or employees) arising from violation of any agreement or condition of this License.

10. Governing Law. This License Agreement shall be construed and enforced in accordance with the laws of the State of Illinois. To induce Licensor to enter into this Agreement, Licensee irrevocably agrees that, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN COOK COUNTY, STATE OF ILLINOIS (OR OTHER LOCATION ACCEPTABLE TO LENDER). LICENSEE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN COOK COUNTY, STATE OF ILLINOIS, WAIVE PERSONAL SERVICE OF PROCESS UPON LICENSOR, AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

LICENSEE WAIVEW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT, AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11. Default. If any one or more of the following events occur, said event or events shall hereby be a Default hereunder:

(a) If Licensor shall fail to make any payment of the License Fee required to be paid by Licensee for a period of thirty (30) days after written notice from Licensor;

(b) if Licensee shall make an assignment for the benefit of creditors or files a petition in any court in bankruptcy, reorganization, composition, or make an application in any such proceedings for the appointment of a trustee or receiver for all or any portion of its property;

(c) if any petition shall be filed against Licensee, or Electric Car Company, of its obligations hereunder, in any bankruptcy, reorganization, or insolvency proceedings, and said proceedings shall not be dismissed or vacated within sixty (60) days after such petition is filed;

(d) if a receiver or trustee shall be appointed under state law for Licensee, for all or any portion of the property, and such receivership or trusteeship shall not be set aside within thirty (30) days after such appointment;

(e) if any part or all of its stock representing effective voting control of Licensee shall be transferred so as to result in a change in the present effective voting control of Licensee and such change is not consented to in writing by Licensor;

(f) if any execution, levy, attachment or other legal process of law shall occur upon Licensee's goods and/or fixtures;

(g) if Licensee files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Licensee in any proceeding described in (b) through (f) immediately above;

(h) if Licensee defaults under the Manufacturing Agreement, or Imperial Coach Builders, Inc defaults under the Manufacturing Agreement;

(i) if the Manufacturing Agreement is terminated without the written consent of Licensor;

(j) if Licensee discloses any Confidential Information to any third parties; or

(k) if Licensee dissolves or liquidates the corporation or there is a revocation of its charter.

If a Default occurs, Licensor may terminate this License, in which event the Term of this License shall end, and all rights of Licensee hereunder shall expire, and Licensee shall immediately deliver to Licensor all Confidential Information, and all materials and equipment of any nature pertaining to the Confidential Information, and any and all reproductions thereof.

In the event that Licensee discloses any Confidential Information to any third parties, Licensee shall also be liable to Licensor or all direct and consequential damages which Licensee shall suffer for such disclosure.

The rights and remedies of Licensor set forth herein shall be in addition to any other right and remedy now or hereinafter provided by law, and all such rights and remedies shall be cumulative. No action or inaction by Licensor shall constitute a waiver of a Default and no waiver of Default shall be effective unless it is in writing, signed by the Licensor. If on account of any breach or default by Licensee in Licensee's obligations under the terms and conditions of this License Agreement, it shall become necessary or appropriate for Licensor to employ or consult with any attorney concerning or to enforce or defend any of Licensor's rights or remedies hereunder, Licensee agrees to pay any reasonable attorney's fees so incurred.

12. Licensee's Representation. This License Agreement has been duly authorized, executed and delivered by and on behalf of Licensee and constitutes the valid and binding agreement of Licensee in accordance with the terms hereof.

13. Licensor's Representation. This License Agreement has been duly authorized, executed and delivered by and on behalf of Licensor and constitutes the valid and binding agreement of Licensor in accordance with the terms hereof.

14. Counterparts/Facsimile. This License Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument. The parties acknowledge and agree to accept and be bound by facsimile or electronically transmitted copies of this License Agreement and its counterparts.

15. No Additional Agreements. Licensor and Licensee each acknowledges that there are no other understandings, agreements or representations, either oral or written, express or implied, that are not embodied in the Shareholder Agreement and this Agreement, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Licensee and Licensor.

16. Miscellaneous. If any provision of this License Agreement is in conflict with any statute or rule of law or is otherwise unenforceable for any reason whatsoever, then that provision is void to the extent of the conflict or unenforceability, and severed from but does not invalidate any other provision of this License Agreement. No waiver by the Licensor of any right or remedy granted or failure to insist on strict performance by the Licensor waives any right or remedy of the Licensee, nor does the subsequent exercise of the same right or remedy of the Licensor for any subsequent default by the Licensee. All rights and remedies of the Licensor are cumulative.

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IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the date first written above.

LICENSOR:

LIBERTY ELECTRIC CARS USA LLC
an Illinois limited liability company

By: ______________________
Ian Hobday, Manager

LICENSEE:

LIBERTY ELECTRIC CAR, INC.,
a Nevada company

By: ______________________
Name: ______________________
Title: ______________________

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the date first written above.

LICENSOR:

LIBERTY ELECTRIC CARS USA LLC
an Illinois limited liability company

By: ______________________________
Ian Hobday, Manager

LICENSEE:

LIBERTY ELECTRIC CAR, INC.,
a Nevada company

By: ______________________________
Name: Gary Spaniak Jr.
Title: V.P